Exhibit 99.1

TerraForm Power Reports Second Quarter 2019 Results

NEW YORK, NY, Aug 8, 2019 (GLOBE NEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the quarter ended June 30, 2019.

Recent Highlights

•
Generated CAFD of $47 million or $0.22 per share for the quarter and $91 million or $0.44 per share for the first half of the year, reflecting per share growth of 16% and 29% respectively; these results were primarily driven by the accretion from the acquisition of our European platform and our margin enhancement initiatives

•
Entered into a definitive agreement to acquire a high-quality, unlevered distributed generation ("DG") platform with approximately 320 megawatts ("MW") of capacity in the United States, which nearly doubles our DG business and provides significant opportunities for future cash flow growth through operational and commercial synergies

•
Completed the roll-out of project-level long term service agreements (“LTSA”) with General Electric (“GE”) at all but one of our North American wind projects; we are also in advanced stage negotiations to finalize a 10-year outsourcing agreement to provide outsourced Operations and Maintenance (“O&M”) for our North American solar fleet, with the goal of reducing annual operating costs by approximately $5 million through a full wrap contract that includes resource-adjusted production guarantees that are consistent with our Long-Term Average (“LTA”)

•
Generated approximately $5 million of CAFD from margin enhancement activities in accordance with expectations; for the full year, we project that we will generate over $30 million of CAFD from margin enhancement initiatives relative to 2018, compared to approximately $53 million from these initiatives at full annual run-rate

•	Closed the financing of three DG portfolios (138 MW) raising net proceeds of $101 million

•	Ended the quarter with approximately $840 million of corporate liquidity

•	Declared a Q3 2019 dividend of $0.2014 per share, implying $0.8056 per share on an annual basis

“During the quarter, we made significant progress executing our growth strategy,” said John Stinebaugh, CEO of TerraForm Power. “We announced the acquisition of a high-quality 320 MW portfolio of distributed generation. Going forward, we will be able to leverage the scale of our 750 MW portfolio of distributed generation, which is one of the largest in the United States, to further drive down operating and maintenance costs and extract commercial upsides."

Results

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Generation (GWh)	2,450	2,036	4,849	3,870
Net Loss ($ in millions)	$(17)	$(28)	$(53)	$(104)
Earnings (loss) per Share[1]	$(0.02)	$(0.13)	$(0.06)	$0.40
Adjusted EBITDA[2] ($ in millions)	$196	$128	$373	$224
CAFD[2] ($ in millions)	$47	$30	$91	$53
CAFD per Share[1,2,3]	$0.22	$0.19	$0.44	$0.34

———
(1) Earnings (loss) per share is calculated using Net (loss) income attributable to Class A common stockholders divided by the weighted average diluted Class A common stock shares outstanding. For the three months ended June 30, 2019 and June 30, 2018, net (loss) income attributable to Class A common stockholders totaled ($4) million, and ($21) million, respectively. For the six months ended June 30, 2019 and June 30, 2018, net (loss) income attributable to Class A common stock holders totaled ($12) million, and $61 million, respectively. For the three months ended June 30, 2019 and June 30, 2018, the weighted average diluted Class A common stock shares outstanding was 209 million and 162 million, respectively. For the six months ended June 30, 2019 and June 30, 2018, weighted average diluted Class A common stock shares outstanding totaled 209 million, and 155 million, respectively.

(2) Non-GAAP measures. See “Reconciliation of Non-GAAP Measures” section.
(3) CAFD per share is calculated using CAFD divided by the weighted average diluted Class A common stock shares outstanding.

Growth Initiatives

In July, we entered into an agreement to acquire a high-quality, unlevered DG portfolio with approximately 320 MW of capacity in the United States from AltaGas Ltd. (“AltaGas”) for a total purchase price of $720 million. We plan to initially fund the acquisition with a $475 million bridge facility and draws on our corporate revolver. As the portfolio is unlevered, our permanent financing is expected to be comprised of approximately $475 million of project-level debt that is sized to investment grade metrics and proceeds of approximately $245 million from the sale of minority interests in identified North American wind assets. The transaction is subject to customary closing conditions and is expected to close in the third quarter of 2019.

We are excited about this transaction as it will nearly double the size of our existing DG platform, increase the average contract duration of our portfolio to 14 years, and enhance our resource diversity. In addition, this transaction highlights our strategy to recycle capital from stabilized assets with limited opportunities for further value creation into newly acquired assets that meet our return targets and have commercial and operational upside that we can extract through our integrated operating platform.

The transaction was driven by some key considerations:

•
High-quality asset base in attractive markets. The portfolio represents one of the largest distributed generation platforms in the United States, comprised of 291 MW of commercial and industrial solar assets, 21 MW of residential solar assets and 10 MW of fuel cells. Diversified across 20 states and the District of Columbia and with over 100 commercial and industrial customers, the portfolio is comprised of assets with an average age of 3.5 years that have power purchase agreements with an average investment grade credit rating of A+/A2 and an average remaining term of over 17 years.

•
Attractive returns. We expect to generate returns on this investment within our targeted range of 9% to 11%, and we expect the acquisition to be modestly accretive to CAFD in 2020 and over the next five years.

Financial Results

In the second quarter of 2019, TerraForm Power delivered Net Loss, Adjusted EBITDA and CAFD of $(17) million, $196 million and $47 million, respectively. This represents a decrease in Net Loss of $11 million, an increase in Adjusted EBITDA of $68 million and an increase in CAFD of $17 million, compared to the same period in 2018. On a per share base, CAFD of $0.22 per share reflects growth of 16% compared to the same period in 2018. The improvement in our results relative to last year primarily reflects accretion from the acquisition of our European platform and our margin enhancement initiatives.

Consistent with results reported by certain other renewable power asset owners, TerraForm Power's generation this quarter was 8% below LTA, which reduced CAFD by $15 million assuming our average realized price for the quarter. Of the total, $9 million was due to below average North American wind, primarily in Hawaii, $4 million was due to below average North American solar irradiance, and $2 million was due to downtime associated with blade repair and other maintenance in our North American wind fleet. These factors were partially offset by strong performance across our European operations and higher than expected SREC prices in the U.S., which together contributed an incremental $7 million in CAFD.

Primarily due to weather, we were not able to complete blade repair work and other maintenance required on certain assets in order to fully phase-in GE’s performance guarantees. As a result, we expect modest additional negative impact on our availability this quarter, and we expect to operate at the availability level that underpins our LTA by end of the third quarter.

Liquidity Update

In May, we closed the non-recourse financing of three DG portfolios (138 MW) raising net proceeds of $101 million, which was used to pay down our corporate credit facility. We executed the financing in the bank market with an initial spread of L+200 and a final maturity of 15 years. In addition, we released $8 million of restricted cash by replacing cash funded debt service reserves with letters of credit across our European platform. We finished the quarter with approximately $840 million of corporate liquidity.

Operations

Over the past few months, we have made significant progress executing an outsourcing agreement for all of our North American solar fleet. We are currently in advanced negotiations on a full-wrap LTSA. The scope of the LTSA would include comprehensive O&M as well as other balance of plant services for a term of 10 years, with flexibility to terminate early. The agreement would also lock in pricing that is approximately $5 million less than our 2018 cost base and provide availability guarantees that are consistent with our LTA. We anticipate finalizing the agreement within the coming weeks.

With respect to the implementation of the LTSAs for our North American wind fleet, we have turned over operations of 15 of 16 wind farms to GE. The final wind farm is expected to be turned over to GE later this summer, at which point we will realize the full cost savings of the GE LTSA. In our Spanish wind fleet, we transitioned operations to new service providers at the beginning of the year under letters of intent. We then executed LTSAs with Vestas in May and with GE in July. We anticipate that we will execute LTSAs for the remainder of our Spanish wind fleet with Siemens Gamesa in the coming weeks.

During the quarter, we continued to make progress on our repowerings. We are currently working through a streamlined permitting process with local authorities in upstate New York for our Cohocton and Steel Winds projects. We have had constructive meetings with local stakeholders and hope that we will be able to obtain permits by the end of the year. Given our recent progress, we remain on track to complete the repowerings of both of these New York facilities before the end of 2021. With respect to our repowering in Hawaii, we continue to negotiate with Hawaiian Electric regarding a blend and extend of our existing contract. In recent procurements of renewable power, Hawaii has shifted to a dispatchable contract structure whereby the power project receives a demand charge to cover its fixed costs, including cost of capital, and the utility has flexibility to dispatch the projects within its system. As this framework lowers risk to the power project, we believe there is an opportunity to provide savings to ratepayers while the power project earns an acceptable return on its capital.

Legal and Regulatory Update

In June, we received a favorable ruling from the panel overseeing the arbitration involving our Chile project. The dispute with the project’s offtaker had been ongoing since 2016 and concluded with a unanimous ruling in our favor and a comprehensive rejection of the claims of the plaintiff. Now that this issue has been resolved, we can focus on working with our project lenders to release $15 million of cash that is currently trapped within this project.

In Spain, current Prime Minister and leader of the center-left Socialist Worker’s Party (“PSOE”) Pedro Sanchez has been unable to assemble the majority he needs to form a new government, despite having recently won an increased number of seats in Congress. Prime Minister Sanchez and the PSOE are expected to negotiate in a second round with potential governing partners in an attempt to form a new government before the September 23, 2019 deadline. If they are unable to do so, the King of Spain will likely call for new elections in November. According to recent polls, public sentiment suggests that the PSOE will lead the next government even if new elections are held. We continue to believe that the political environment in Spain is positive for the regulated rate of return for renewable assets as renewables enjoy broad support across the political spectrum.

Announcement of Quarterly Dividend

TerraForm Power announced that on August 8, 2019, its Board of Directors declared a quarterly dividend with respect to TerraForm Power’s Class A common stock of $0.2014 per share. The dividend is payable on September 17, 2019, to stockholders of record as of September 3, 2019. This dividend represents TerraForm Power’s seventh consecutive quarterly dividend payment under Brookfield’s sponsorship.

Renewal of Share Repurchase Program

The Board of Directors of TerraForm Power has authorized the renewal, for a period of approximately one year, of a program to repurchase up to 5% of TerraForm Power’s Class A common stock outstanding as of July 25, 2019.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U.S. and E.U., totaling more than 3,700 MW of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq stock exchange (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than $385 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Chad Reed
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2019 Second Quarter Results, as well as the Letter to Shareholders and Supplemental Information, on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on August 9, 2019 at 9:00 a.m. Eastern Time at https://edge.media-server.com/mmc/p/b43qfhs4, or via teleconference at 1-844-464-3938 toll free in North America. For overseas calls please dial 1-765-507-2638, at approximately 8:50 a.m. Eastern Time. A replay of the webcast will be available for those unable to attend the live webcast.

Safe Harbor Disclosure

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution ("CAFD"), dividend growth, CAFD accretion, earnings, revenues, income, loss, capital expenditures, liquidity, capital structure, margin enhancements, cost savings, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

Important factors that could cause actual results to differ materially from TerraForm Power’s expectations, or cautionary statements, include but are not limited to, risks related to weather conditions at our wind and solar assets; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy; our ability to compete against traditional utilities and renewable energy companies; pending and future litigation; our ability to successfully close the acquisition of, and integrate the projects that we expect to acquire from, third parties, including the distributed generation portfolio that we have agreed (subject to certain terms and conditions and post-closing adjustments) to acquire from subsidiaries of AltaGas Ltd.; our ability to successfully achieve expected synergies and to successfully execute on the funding plan for such acquisition including our ability to successfully close any contemplated capital recycling initiatives; our ability, and the ability of the seller, to secure all third party and regulatory consents related to such acquisition; our ability to realize the anticipated benefits from such acquisition; our ability to implement and realize the benefit of our cost and performance enhancement initiatives and our ability to realize the anticipated benefits from such initiatives; risks related to the ability of our hedging activities to adequately manage our exposure to commodity and financial risk; risks related to our operations being located internationally, including our exposure to foreign currency exchange rate fluctuations and political and economic uncertainties; the regulated rate of return of renewable energy facilities in our Regulated Wind and Solar segment, a reduction of which could have a material negative impact on our results of operations; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; our ability to identify or consummate any future acquisitions, including those identified by Brookfield; our ability to grow and make acquisitions with cash on hand, which may be limited by our cash dividend policy; risks related to the effectiveness of our internal control over financial reporting; and risks related to our relationship with Brookfield, including our ability to realize the expected benefits of sponsorship.

TerraForm Power disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in TerraForm Power’s Form 10-K for the fiscal year ended December 31, 2018, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. TerraForm Power operates in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Operating revenues, net	$255,366	$179,888	$480,698	$307,435
Operating costs and expenses:
Cost of operations	71,575	49,805	132,326	87,128
General and administrative expenses	22,057	19,865	45,219	44,149
General and administrative expenses - affiliate	6,159	4,023	11,323	7,497
Acquisition costs	293	2,877	475	5,957
Acquisition costs - affiliate	—	6,025	—	6,630
Impairment of renewable energy facilities	—	—	—	15,240
Depreciation, accretion and amortization expense	100,354	69,994	207,323	135,584
Total operating costs and expenses	200,438	152,589	396,666	302,185
Operating income	54,928	27,299	84,032	5,250
Other expenses (income):
Interest expense, net	71,041	50,892	157,328	104,446
Gain on extinguishment of debt, net	—	—	(5,543)	—
Gain on foreign currency exchange, net	(6,440)	(2,078)	(15,192)	(1,187)
Other expenses (income), net	1,485	1,663	(1,195)	2,512
Total other expenses, net	66,086	50,477	135,398	105,771
Loss before income tax expense	(11,158)	(23,178)	(51,366)	(100,521)
Income tax expense	5,669	4,434	1,518	3,404
Net loss	(16,827)	(27,612)	(52,884)	(103,925)
Less: Net income (loss) attributable to redeemable non-controlling interests	2,481	4,680	(6,900)	2,658
Less: Net loss attributable to non-controlling interests	(15,713)	(10,955)	(33,762)	(168,042)
Net (loss) income attributable to Class A common stockholders	$(3,595)	$(21,337)	$(12,222)	$61,459

Weighted average number of shares:
Class A common stock - Basic	209,142	161,568	209,142	154,890
Class A common stock - Diluted	209,142	161,568	209,142	154,905

(Loss) earnings per share:
Class A common stock - Basic and diluted	$(0.02)	$(0.13)	$(0.06)	$0.40

Dividends declared per share:
Class A common stock	$0.2014	$0.19	$0.4028	$0.38

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$204,148	$248,524
Restricted cash, current	30,876	27,784
Accounts receivable, net	164,476	145,161
Derivative assets, current	16,573	14,371
Prepaid expenses and other current assets	55,814	65,149
Due from affiliate	—	196
Total current assets	471,887	501,185

Renewable energy facilities, net, including consolidated variable interest entities of $3,136,579 and $3,064,675 in 2019 and 2018, respectively	6,564,873	6,470,026
Intangible assets, net, including consolidated variable interest entities of $715,086 and $751,377 in 2019 and 2018, respectively	1,890,615	1,996,404
Goodwill	150,785	120,553
Restricted cash	82,495	116,501
Derivative assets	81,140	90,984
Other assets	35,299	34,701
Total assets	$9,277,094	$9,330,354

Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt, including consolidated variable interest entities of $119,176 and $64,251 in 2019 and 2018, respectively	$496,189	$464,332
Accounts payable, accrued expenses and other current liabilities	184,104	181,400
Due to affiliates	8,233	6,991
Derivative liabilities, current portion	33,693	35,559
Total current liabilities	722,219	688,282

Long-term debt, less current portion, including consolidated variable interest entities of $795,723 and $885,760 in 2019 and 2018, respectively	5,105,373	5,297,513
Operating lease obligations, less current portion, including consolidated variable interest entities of $137,278 in 2019	237,486	—
Asset retirement obligations, including consolidated variable interest entities of $88,844 and $86,456 in 2019 and 2018, respectively	219,385	212,657
Derivative liabilities	132,912	93,848
Deferred income taxes	160,235	178,849
Other liabilities	97,973	90,788
Total liabilities	6,675,583	6,561,937

Redeemable non-controlling interests	33,344	33,495
Stockholders' equity:
Class A common stock, $0.01 par value per share, 1,200,000,000 shares authorized, 209,642,140 shares issued in 2019 and 2018	2,096	2,096
Additional paid-in capital	2,299,628	2,391,435
Accumulated deficit	(371,825)	(359,603)
Accumulated other comprehensive income	15,262	40,238
Treasury stock, 500,420 shares in 2019 and 2018	(6,712)	(6,712)
Total TerraForm Power, Inc. stockholders' equity	1,938,449	2,067,454
Non-controlling interests	629,718	667,468
Total stockholders' equity	2,568,167	2,734,922
Total liabilities, redeemable non-controlling interests and stockholders' equity	$9,277,094	$9,330,354

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(52,884)	$(103,925)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	207,323	135,584
Amortization of favorable and unfavorable rate revenue contracts, net	18,854	19,567
Impairment of renewable energy facilities	—	15,240
Amortization of deferred financing costs, debt premiums and discounts, net	4,143	4,258
Unrealized loss (gain) on interest rate swaps	12,850	(8,777)
Unrealized gain on commodity contract derivatives, net	(2,563)	(5,292)
Recognition of deferred revenue	(1,594)	(929)
Stock-based compensation expense	203	73
(Gain) loss on extinguishment of debt, net	(5,543)	1,480
Loss on disposal of renewable energy facilities	10,146	6,764
Gain on foreign currency exchange, net	(14,461)	(5,684)
Deferred taxes	(1,182)	3,006
Other, net	29	344
Changes in assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	(21,405)	(6,389)
Prepaid expenses and other current assets	8,301	18,321
Accounts payable, accrued expenses and other current liabilities	725	(7,748)
Due to affiliates	1,242	2,308
Other, net	12,303	7,284
Net cash provided by operating activities	176,487	75,485
Cash flows from investing activities:
Capital expenditures	(10,622)	(10,333)
Proceeds from energy state rebate and reimbursable interconnection costs	3,626	6,006
Proceeds from the settlement of foreign currency contracts	30,529	—
Acquisition of Saeta business, net of cash and restricted cash acquired	—	(831,484)
Acquisition of renewable energy facilities from third parties, net of cash and restricted cash acquired	(18,255)	(4,105)
Other investing activities	1,164	—
Net cash provided by (used in) by investing activities	6,442	(839,916)
Cash flows from financing activities:
Proceeds from issuance of Class A common stock to affiliates	—	650,000
Proceeds from the Sponsor Line - affiliate	—	86,000
Revolver draws	83,000	539,053
Revolver repayments	(270,000)	(157,244)
Term Loan principal payments	(1,750)	(1,750)
Borrowings of non-recourse long-term debt	179,409	103,639
Principal payments and prepayments on non-recourse long-term debt	(146,627)	(102,257)
Debt financing fees paid	(10,035)	(3,652)
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	5,562	7,685
Purchase of membership interests and distributions to non-controlling interests in renewable energy facilities	(11,566)	(12,507)
Due to/from affiliates, net	—	3,214
Payment of dividends	(83,979)	(56,016)
Recovery of related party short swing profit	—	2,994
Net cash (used in) provided by financing activities	(255,986)	1,059,159
Net (decrease) increase in cash, cash equivalents and restricted cash	(73,057)	294,728
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2,233)	(3,430)
Cash, cash equivalents and restricted cash at beginning of period	392,809	224,787
Cash, cash equivalents and restricted cash at end of period	$317,519	$516,085

Reconciliation of Non-GAAP Measures

This communication contains references to Adjusted Revenue, Adjusted EBITDA, and cash available for distribution (“CAFD”), which are supplemental Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may differ from definitions of Adjusted Revenue, Adjusted EBITDA and CAFD or other similarly titled measures used by other companies. We believe that Adjusted Revenue, Adjusted EBITDA and CAFD are useful supplemental measures that may assist investors in assessing the financial performance of TerraForm Power. None of these Non-GAAP measures should be considered as the sole measure of our performance, nor should they be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with GAAP, which are available on our website at www.terraform.com, as well as at www.sec.gov. We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.

Calculation of Non-GAAP Measures

We define Adjusted Revenue as operating revenues, net, adjusted for non-cash items, including (i) unrealized gain/loss on derivatives, net, (ii) amortization of favorable and unfavorable rate revenue contracts, net, (iii) an adjustment for wholesale market revenues to the extent above or below the regulated price bands, and (iv) other items that we believe are representative of our core business or future operating performance.

We define Adjusted EBITDA as net income (loss) plus (i) depreciation, accretion and amortization, (ii) interest expense, (iii) non-operating general and administrative costs, (iv) impairment charges, (v) (gain) loss on extinguishment of debt, (vi) acquisition and related costs, (vii) income tax (benefit) expense, (viii) adjustment for wholesale market revenues to the extent above or below the regulated price bands, (ix) management fees to Brookfield, and (x) certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

We define “cash available for distribution” or “CAFD” as Adjusted EBITDA (i) minus management fees to Brookfield, (ii) minus annualized scheduled interest and project level payments of principal in accordance with the related borrowing arrangements, (iii) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (iv) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, and (v) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.

Use of Non-GAAP Measures

We disclose Adjusted Revenue because it presents the component of operating revenue that relates to energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.

We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of our financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.

We disclose CAFD because we believe cash available for distribution is useful to investors and other stakeholders in evaluating our operating performance and as a measure of our ability to pay dividends. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.

The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management's judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.

In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because they allow our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.

The following tables present a reconciliation of operating revenues to Adjusted Revenue and net loss to Adjusted EBITDA and to CAFD:

	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2019	2018	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(17)	$(28)	$(53)	$(104)
Depreciation, accretion and amortization expense (a)	118	83	237	159
Interest expense, net	71	51	157	105
Non-operating general and administrative expenses (b)	8	14	20	33
Impairment charges	—	—	—	15
Gain on extinguishment of debt	—	—	(6)	—
Acquisition and related costs	—	9	—	13
Income tax expense	6	4	1	3
Regulated Solar and Wind price band adjustment (c)	3	—	8	—
Management Fee (d)	6	4	11	7
Other non-cash or non-operating items (e)	1	(9)	(2)	(7)
Adjusted EBITDA	$196	$128	$373	$224

(in millions)	Three Months Ended June 30		Six Months Ended June 30
Reconciliation of Operating Revenues, net to Adjusted Revenue	2019	2018	2019	2018
Operating revenues, net	$255	$180	$481	$307
Unrealized (gain) loss on commodity contract derivatives, net (f)	(2)	(7)	(3)	(5)
Amortization of favorable and unfavorable rate revenue contracts, net (g)	10	10	19	20
Regulated Solar and Wind price band adjustment (c)	3	—	8	—
Other items (h)	(1)	—	2	—
Adjusted Revenue	$265	$183	$507	$322

(in millions)	Three Months Ended June 30		Six Months Ended June 30
Reconciliation of Adjusted Revenue to Adjusted EBITDA and Adjusted EBITDA to CAFD	2019	2018	2019	2018
Adjusted Revenue	$265	$183	$507	$322
Direct Operating costs	(70)	(55)	(137)	(98)
Settled FX gain (loss)	1	—	3	—
Adjusted EBITDA	$196	$128	$373	$224
Fixed management fee (d)	(3)	(3)	(6)	(5)
Variable management fee (d)	(3)	(1)	(5)	(2)
Adjusted interest expense (i)	(73)	(56)	(144)	(106)
Levelized principal payments (j)	(62)	(31)	(122)	(55)
Cash distributions to non-controlling interests (k)	(5)	(7)	(10)	(12)
Sustaining capital expenditures (l)	(2)	(2)	(4)	(4)
Other (m)	1	2	9	13
Cash available for distribution (CAFD)	$47	$30	$91	$53

a)
Includes reductions/(increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue, and losses on disposal of property, plant and equipment.

b)
Non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net loss to Adjusted EBITDA. These items include, but are not limited to, extraordinary costs and expenses related primarily to IT system arrangements, relocation of the headquarters to New York, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, and legal, third party diligence and advisory fees associated with acquisitions, dispositions and financings. The Company’s normal general and administrative expenses in Corporate, paid by TerraForm Power, are the amounts shown below and were not added back in the reconciliation of net loss to Adjusted EBITDA:

$ in millions	Q2 2019	Q2 2018	YTD 2019	YTD 2018
Operating general and administrative expenses in Corporate	$9	$7	$18	$14

c)
Represents Regulated Solar and Wind Price Band Adjustment to Return on Investment Revenue as dictated by market conditions. To the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the Spanish regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. The Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets.

d)	Represents management fee that is not included in Direct operating costs.
e)
Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss (gain) on foreign exchange (“FX”), unrealized loss on commodity contracts, loss on investments and receivables with affiliate, sale of transmission line access in Regulated Solar and Wind, and one-time blade repairs related to the preparation for GE transition.

f)
Represents unrealized (gain) loss on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

g)	Represents net amortization of purchase accounting related to intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.
h)	Primarily represents insurance compensation for revenue losses and adjustments for solar renewable energy certificate ("SREC") recognition due to timing.
i)
Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statements of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions	Q2 2019	Q2 2018	YTD 2019	YTD 2018
Interest expense, net	$(71)	$(51)	$(157)	$(105)
Amortization of deferred financing costs and debt discounts	3	1	5	4
Other, primarily fair value changes in interest rate swaps and purchase accounting adjustments due to acquisition	(5)	(6)	8	(5)
Adjusted interest expense	$(73)	$(56)	$(144)	$(106)

j)	Represents levelized project-level and other principal debt payments to the extent paid from operating cash.
k)
Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months June 30, 2019 and 2018 is as follows:

$ in millions	Q2 2019	Q2 2018	YTD 2019	YTD 2018
Purchase of membership interests	$(5)	$(7)	$(12)	$(13)
Buyout of non-controlling interests and Additional Paid in Capital	—	—	1	—
Adjustment for non-operating cash distributions	—	—	1	1
Purchase of membership interests and distributions to non-controlling interests	$(5)	$(7)	$(10)	$(12)

l)	Represents long-term average sustaining capex to maintain reliability and efficiency of the assets.
m)
Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants, and recognized SREC gains that are covered by loan agreements.